As filed with the Securities and Exchange Commission on January 28, 2011
Registration No. 333-171683
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 4 to

Form F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Adecoagro S.A.
(Exact name of Registrant as specified in its charter)

Grand Duchy of Luxembourg	200	None
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Adecoagro S.A.
Société anonyme
13-15 Avenue de la Liberté
L-1931 Luxembourg
R.C.S. Luxembourg B 153 681
+352 2689-8213

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Corporation Service Company
1180 Avenue of the Americas, Suite 210
New York, NY 10036
(800) 927-9801

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Marcelo A. Mottesi, Esq. Milbank, Tweed, Hadley & McCloy LLP 1 Chase Manhattan Plaza New York, New York 10005 (212) 530-5000	Maurice Blanco, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Registration
Securities to be Registered	Registered(1)	Per Share(2)	Price(1)(2)	Fee(3)
Common shares, par value $1.50	32,857,142	$12.00	$394,285,704	$45,777

(1)	Includes shares which the underwriters have the option to purchase.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act of 1933, as amended.

(3)	Previously Paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 to the Registration Statement on Form F-1 of Adecoagro S.A. is being filed for the purpose of filing Exhibits 5.1 and 23.3 hereto.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our directors are not held personally liable for the indebtedness or other obligations of Adecoagro S.A. As agents of Adecoagro S.A., they are responsible for the performance of their duties. Subject to the exceptions and limitations set forth below, every person who is, or has been, a director or officer of Adecoagro S.A. shall be indemnified by Adecoagro S.A. to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding which he becomes involved as a party or otherwise by virtue of his being or having been such director or officer and against amounts paid or incurred by him in the settlement thereof. The words “claim”, “action”, “suit” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words “liability” and “expenses” shall include without limitation attorneys’ fees, costs, judgments, amounts paid in settlement and other liabilities.

No indemnification shall however be provided to any director or officer: (i) against any liability to the Company or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office; (ii) with respect to any matter as to which he shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company; or (iii) in the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by our board of directors.

The right of indemnification herein provided shall be severable, shall not affect any other rights to which any director or officer may now or hereafter be entitled, shall continue as to a person who has ceased to be such Director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained herein shall affect any rights to indemnification to which corporate personnel, including directors and officers, may be entitled by contract or otherwise under law.

Expenses in connection with the preparation and representation of a defense of any claim, action, suit or proceeding of the character described above shall be advanced by Adecoagro S.A. prior to final disposition thereof upon receipt of any undertaking by or on behalf of the officer or director, to repay such amount if it is ultimately determined that he is not entitled to indemnification.

ITEM 7.	RECENT SALES OF UNREGISTERED SECURITIES

The following information relates to securities we have issued or sold within the past three years that were not registered under the Securities Act of 1933, as amended, or the Securities Act. Each of these transactions was completed without registration of the relevant security under the Securities Act in reliance upon exemptions provided under the Securities Act. The issuance and sale of securities described below are those of International Farmland Holdings LLC.

From October 2008 through September 2009, we issued an aggregate of 74,697,778 membership units to several purchasers valued at a price of $2.3 per membership unit in exchange for $171,804,890. The exchange was made in reliance on Section 4(2). The purchasers made customary private placement representations in the agreements relating to the transaction and IFH noted in its members’ register that such membership units were subject to restrictions on transfer under applicable securities laws. No commissions were paid in connection with the sale. The purchasers participating in the transaction and the number of membership units issued to each of them are described in the chart below.

	Amount	Membership Units
Name of Purchaser	Contributed ($)	Issued	Date

Stichting Pensioenfonds Zorg en Welzijn	100,000,000	43,478,261	Oct. 2008
Al Gharrafa Investment Company	50,000,000	21,739,130	Sep. 2009
Pampas Húmedas LLC	19,100,854	8,304,719	Jun. 2009
Black River Commodity Investment Partners Fund LLC	2,500,000	1,086,957	Dec. 2008
Roland W. Veit	204,036	88,711	Dec. 2008

From October 2008 through September 2009, we issued, under the 2007/2008 Equity Incentive Plan, an aggregate of 5,228,844 options to acquire an aggregate of 5,228,844 of our membership units in reliance on Rule 701 under the Securities Act. The exercise price of the options is $2.3 per membership unit.

From November 2007 through May 2008, we issued an aggregate of 104,962,712 membership units to several purchasers valued at $2.2 per membership in exchange for $230,917,966 and 2,968,216 shares of Fazenda Mimoso S.A. The exchange was made in reliance on Section 4(2). The purchasers made customary private placement representations in the agreements relating to the transaction and IFH noted in its members’ register that such membership units were subject to restrictions on transfer under applicable securities laws. No commissions were paid in connection with the sale. The purchasers participating in the transaction and the number of membership units issued to each of them are described in the chart below.

	Amount	Membership Units
Name of Purchaser	Contributed ($)	Issued	Date

Ospraie Special Opportunities Master Holdings Ltd	118,500,000	53,863,636	Nov. 2007
The Ospraie Portfolio Ltd.	31,500,000	14,318,182	Nov. 2007
Al Gharrafa Investment Company	20,000,000	9,090,909	May. 2008
Black River Commodity Investment Partners Fund LLC	9,000,000	4,090,909	Jan. 2008
Pampas Húmedas LLC	8,971,097	4,077,771	Nov. 2007
Farallon Capital Offshore Investors II LP	8,600,000	3,909,091	Jan. 2008
IXE Banco S.A., Fideicomiso F/466	7,500,000	3,409,091	Nov. 2007
HBK Master Fund LP	7,128,903	3,240,410	Nov. 2007
IFH Blocker Ltd.	6,700,000	3,045,455	Jan. 2008
Farallon Capital Partners LP	4,700,000	2,136,364	Jan. 2008
Craton Capital LP	4,500,000	2,045,455	Dec. 2007
Roland W. Veit(1)	1,799,800	818,091	Jan. 2008
Agricultural Real Estate Partners LP	1,216,836	553,107	Jan. 2008
Scott Kramer	349,799	158,988	Dec. 2007
Olsdmar S.A.	100,000	45,455	Mar. 2008
Warren Machol	99,999	45,454	Feb. 2008
Argyle LLC	88,096	40,044	Jan. 2008
Ulsur International S.A.	70,000	31,818	May. 2008
Pablo Navarro	50,000	22,727	Apr. 2008
Orlando Editore	25,000	11,364	May. 2008
Patrick E. Stahel	10,757	4,890	Dec. 2007
David Perez	7,704	3,502	Jan. 2008

(1)	Roland W. Veit made a contribution of $500,000 in cash and $1,299,800 in kind of 2,968,216 shares of Fazenda Mimoso S.A., representing 50% of the outstanding capital stock of such company.

From November 2007 through May 2008, we issued, under the 2007/2008 Equity Incentive Plan, an aggregate of 7,340,041 options to acquire an aggregate of 7,340,041 of our membership units in reliance on Rule 701 under the Securities Act. The exercise price of the options is $2.2 per membership unit.

In September 2007, we issued an aggregate of 16,429,459 founder units to Pampas Humedas LLC valued at a price of $1.00639 per membership unit in exchange for $16,534,443. The exchange was made in reliance on Section 4(2). The purchasers made customary private placement representations in the agreements relating to the transaction and IFH noted in its members’ register that such membership units were subject to restrictions on transfer under applicable securities laws. No commissions were paid in connection with the sale.

In September 2007, under the 2007/2008 Equity Incentive Plan, we issued an aggregate of 1,157,411 options to acquire an aggregate of 1,157,411 of our membership units in reliance on Rule 701 under the Securities Act. The exercise price of the options is $2.2 per membership unit.

ITEM 8.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

Exhibit
No.		Description

1	.1**	Underwriting Agreement between Adecoagro S.A., the underwriters named therein and the selling shareholders named therein
3	.1**	Articles of Incorporation of Adecoagro S.A.
5.1		Opinion of Elvinger, Hoss & Prussen regarding the legality of the shares being registered
8	.1*	Opinion of Milbank, Tweed, Hadley & McCloy LLP regarding certain U.S. tax matters
8	.2*	Opinion of Elvinger, Hoss & Prussen regarding certain Luxembourg tax matters
10	.1*	Loan Agreement, dated December 19, 2008, between Adeco Agropecuaria S.A., Pilagá S.R.L. and Inter-American Development Bank
10	.2*	First Amendment Offer to Loan Agreement, dated February 20, 2009, between Adeco Agropecuaria S.A., Pilagá S.R.L. and Inter-American Development Bank
10	.3*	Second Amendment Offer to Loan Agreement, dated December 29, 2009, between Adeco Agropecuaria S.A., Pilagá S.R.L. and Inter-American Development Bank
10	.4*	Third Waiver Request to Loan Agreement, dated March 30, 2010, between Adeco Agropecuaria S.A., Pilagá S.R.L. and Inter-American Development Bank
10	.5*	Fourth Amendment Offer to Loan Agreement, dated May 14, 2010, between Adeco Agropecuaria S.A., Pilagá S.R.L. and Inter-American Development Bank
10	.6*	Senior Secured Loan Facility, dated July 28, 2010, between Angélica Agroenergia Ltda. and Deutsche Bank AG, London Branch
10	.7*	Export Prepayment Financing Agreement, dated July 13, 2007, between Angélica Agroenergia Ltda. and a syndicate of banks.
10	.8*	First Amendment to Export Prepayment Financing Agreement, dated March 4, 2010, between Angélica Agroenergia Ltda. and a syndicate of banks.
10	.9*	English translation of Financing Agreement through BNDES Repasse, dated February 1, 2008, between Adeco Brasil Participações S.A. and a syndicate of banks.
10	.10*	English translation of First Amendment to Financing Agreement BNDES Repasse, dated July 1, 2008, between Angélica Agroenergia Ltda. and a syndicate of banks.
10	.11*	English translation of Second Amendment to Financing Agreement BNDES Repasse, dated March 4, 2010, between Angélica Agroenergia Ltda. and a syndicate of banks.
10	.12*	English translation of Credit Facility, dated July 30, 2010, between Angélica Agroenergia Ltda. and Banco do Brasil S.A.
10	.13*	Unit Issuance Agreement, dated February 16, 2006, between International Farmland Holdings LLC and Usina Monte Alegre S.A.
10	.14*	Share Purchase and Sale Agreement, dated February 16, 2006, between International Farmland Holdings LLC and Usina Monte Alegre S.A.
10	.15*	Right of First Offer Agreement, dated February 16, 2006, between International Farmland Holdings LLC and Usina Monte Alegre S.A.

Exhibit
No.		Description

10	.16*	Supply Offer Letter for milk, dated November 7, 2007, between La Lácteo S.A. and Adeco Agropecuaria S.R.L.
10	.17*	Amendment to Supply Offer Letter for milk, dated February 1, 2010, between La Lácteo S.A. and Adeco Agropecuaria S.R.L.
10	.18*	Commercial Contract for sugar, dated March 23, 2010, between Angélica Agroenergia Ltda. and Bunge International Commerce Ltd.
10	.19*	Amendment to Commercial Contract for sugar, dated June 17, 2010, between Angélica Agroenergia Ltda. and Bunge International Commerce Ltd.
10	.20*	English translation of Consignment Contract, dated February 19, 2000, between Molinos Ala S.A. (currently Pilagá S.R.L.) and Establecimiento Las Marías S.A.C.I.F.A.
10	.21*	English translation of Sale Agreement, dated July 8, 2009, between Pilagá S.R.L. and Galicia Warrants S.A.
10	.22*	English translation of Mortgage, dated July 8, 2009, between Pilagá S.R.L. and Galicia Warrants S.A.
10	.23*	English translation of Reserve Power Agreement, dated February 6, 2009, between Angélica Agroenergia Ltda. and Câmara de Comercialização de Energia Elétrica.
10	.24*	English translation of Energy Purchase Contract, dated January 19, 2009, between Usina Monte Alegre Ltda. and Cemig Geração e Transmissão S.A.
10	.25*	English translation of Energy Distribution Contract, dated June 3, 2008 between Angélica Agroenergia Ltda. and Empresa Energética do Mato Grosso do Sul.
10	.26*	English translation of First Amendment to Energy Distribution Contract, dated April 6, 2009 between Angélica Agroenergia Ltda. and Empresa Energética do Mato Grosso do Sul.
10	.27*	English translation of Second Amendment to Energy Distribution Contract, dated May 1, 2010 between Angélica Agroenergia Ltda. and Empresa Energética do Mato Grosso do Sul.
10	.28*	English translation of Joint Venture Contract, dated December 22, 2009 between Pilagá S.R.L. and COPRA S.A.
10	.29*	English translation of Sale Agreement for cattle, dated December 14, 2009, between Adeco Agropecuaria S.A. and Quickfood S.A.
10	.30*	English translation of First Amendment to Sale Agreement for cattle, dated December 16, 2009, between Adeco Agropecuaria S.A. and Quickfood S.A.
10	.31*	English translation of Second Amendment to Sale Agreement for cattle, dated December 17, 2009, between Adeco Agropecuaria S.A. and Quickfood S.A.
10	.32*	English translation of Stock Purchase Agreement, dated August 23, 2010, between Kadesh Hispania, S.L., Leterton España, S.L. and Dinaluca S.A.
10	.33*	Form of Registration Rights Agreement between Adecoagro S.A. and certain shareholders.
10	.34**	Adecoagro/IFH 2004 Stock Incentive Option Plan
10	.35**	Adecoagro/IFH 2007/2008 Equity Incentive Plan
10	.36*	Adecoagro S.A. Restricted Share Plan
10	.37*	Fifth Amendment Offer to Loan Agreement, dated November 8, 2010, between Adeco Agropecuaria S.A., Pilagá S.R.L. and Inter-American Development Bank
10	.38*	Second Amendment to Export Prepayment Financing Agreement, dated December 14, 2010, between Angélica Agroenergia Ltda. and a syndicate of banks.
10	.39*	English translation of Third Amendment to Financing Agreement BNDES Repasse, dated December 14, 2010, between Angélica Agroenergia Ltda. and a syndicate of banks.
10	.40*	English translation of First Amendment to Credit Facility, dated December 18, 2010, between Angélica Agroenergia Ltda. and Banco do Brasil S.A.
10	.41*	Stock Subscription Agreement, dated January 6, 2011, between Adecoagro S.A. and Al Gharrafa Investment Company

Exhibit
No.		Description

10	.42*	English translation of Promise to Sell, dated December 21, 2010, between Kelizer S.C.A. and Las Mesetas S.A.
21	.1*	Subsidiaries of Adecoagro S.A.
23	.1***	Consent of PriceWaterhouse & Co. S.R.L.
23	.2***	Consent of Estudio Supertino S.RL.
23.3		Consent of Elvinger, Hoss & Prussen (contained in Exhibit 5.1)
23	.4***	Consent of Cushman & Wakefield Argentina S.A.
23	.5*	Consent of Milbank, Tweed, Hadley & McCloy LLP (contained in Exhibit 8.1)
23	.6*	Consent of Elvinger, Hoss & Prussen (contained in Exhibit 8.2)
24	.1*	Powers of Attorney

*	Previously filed as an exhibit to the Company’s registration statement on Form F-1 (File No. 333-171683) filed with the Securities and Exchange Commission on January 13, 2011 and incorporated by reference herein.

**	Previously filed as an exhibit to the Company’s Amendment No. 1 to the registration statement on Form F-1 (File No. 333-171683) filed with the Securities and Exchange Commission on January 25, 2011 and incorporated by reference herein.

***	Previously filed as an exhibit to the Company’s Amendment No. 3 to the registration statement on Form F-1 (File No. 333-171683) filed with the Securities and Exchange Commission on January 28, 2011 and incorporated by reference herein.

ITEM 9.	UNDERTAKINGS

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall he deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 4 to the Registration Statement to he signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 28th day of January, 2011.

Adecoagro S.A.

By:	/s/ Mariano Bosch
Name:     Mariano Bosch

Title:	Chief Executive Officer, Director

Pursuant to the requirements of the Securities Act, this Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Mariano Bosch Mariano Bosch		Chief Executive Officer, Director	January 28, 2011

/s/ Carlos A. Boero Hughes Carlos A. Boero Hughes		Chief Financial Officer, Chief Accounting Officer	January 28, 2011

* Abbas Farouq Zuaiter		Chairman of the Board of Directors	January 28, 2011

* Alan Leland Boyce		Director	January 28, 2011

* Guillaume van der Linden		Director	January 28, 2011

* Paulo Albert Weyland Vieira		Director	January 28, 2011

* Plínio Musetti		Director	January 28, 2011

* Mark Schachter		Director	January 28, 2011

* Julio Moura Neto		Director	January 28, 2011

* Andrés Velasco Brañes		Director	January 28, 2011

*By:	/s/ Mariano Bosch Attorney-in-Fact	/s/ Carlos A. Boero Hughes Attorney-in-Fact

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

Under the Securities Act, the undersigned, the duly authorized representative in the United States of Adecoagro S.A., has signed this registration statement or amendment thereto in Newark, Delaware, on January 28, 2011.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:     Donald J. Puglisi
Title:     Managing Director

EXHIBIT INDEX

Number		Description

1	.1**	Underwriting Agreement between Adecoagro S.A., the underwriters named therein and the selling shareholders named therein
3	.1**	Articles of Incorporation of Adecoagro S.A.
5.1		Opinion of Elvinger, Hoss & Prussen regarding the legality of the shares being registered
8	.1*	Opinion of Milbank, Tweed, Hadley & McCloy LLP regarding certain U.S. tax matters
8	.2*	Opinion of Elvinger, Hoss & Prussen regarding certain Luxembourg tax matters
10	.1*	Loan Agreement, dated December 19, 2008, between Adeco Agropecuaria S.A., Pilagá S.R.L. and Inter-American Development Bank
10	.2*	First Amendment Offer to Loan Agreement, dated February 20, 2009, between Adeco Agropecuaria S.A., Pilagá S.R.L. and Inter-American Development Bank
10	.3*	Second Amendment Offer to Loan Agreement, dated December 29, 2009, between Adeco Agropecuaria S.A., Pilagá S.R.L. and Inter-American Development Bank
10	.4*	Third Waiver Request to Loan Agreement, dated March 30, 2010, between Adeco Agropecuaria S.A., Pilagá S.R.L. and Inter-American Development Bank
10	.5*	Fourth Amendment Offer to Loan Agreement, dated May 14, 2010, between Adeco Agropecuaria S.A., Pilagá S.R.L. and Inter-American Development Bank
10	.6*	Senior Secured Loan Facility, dated July 28, 2010, between Angélica Agroenergia Ltda. and Deutsche Bank AG, London Branch
10	.7*	Export Prepayment Financing Agreement, dated July 13, 2007, between Angélica Agroenergia Ltda. and a syndicate of banks.
10	.8*	First Amendment to Export Prepayment Financing Agreement, dated March 4, 2010, between Angélica Agroenergia Ltda. and a syndicate of banks.
10	.9*	English translation of Financing Agreement through BNDES Repasse, dated February 1, 2008, between Adeco Brasil Participações S.A. and a syndicate of banks.
10	.10*	English translation of First Amendment to Financing Agreement BNDES Repasse, dated July 1, 2008, between Angélica Agroenergia Ltda. and a syndicate of banks.
10	.11*	English translation of Second Amendment to Financing Agreement BNDES Repasse, dated March 4, 2010, between Angélica Agroenergia Ltda. and a syndicate of banks.
10	.12*	English translation of Credit Facility, dated July 30, 2010, between Angélica Agroenergia Ltda. and Banco do Brasil S.A.
10	.13*	Unit Issuance Agreement, dated February 16, 2006, between International Farmland Holdings LLC and Usina Monte Alegre S.A.
10	.14*	Share Purchase and Sale Agreement, dated February 16, 2006, between International Farmland Holdings LLC and Usina Monte Alegre S.A.
10	.15*	Right of First Offer Agreement, dated February 16, 2006, between International Farmland Holdings LLC and Usina Monte Alegre S.A.
10	.16*	Supply Offer Letter for milk, dated November 7, 2007, between La Lácteo S.A. and Adeco Agropecuaria S.R.L.
10	.17*	Amendment to Supply Offer Letter for milk, dated February 1, 2010, between La Lácteo S.A. and Adeco Agropecuaria S.R.L.
10	.18*	Commercial Contract for sugar, dated March 23, 2010, between Angélica Agroenergia Ltda. and Bunge International Commerce Ltd.
10	.19*	Amendment to Commercial Contract for sugar, dated June 17, 2010, between Angélica Agroenergia Ltda. and Bunge International Commerce Ltd.
10	.20*	English translation of Consignment Contract, dated February 19, 2000, between Molinos Ala S.A. (currently Pilagá S.R.L.) and Establecimiento Las Marías S.A.C.I.F.A.
10	.21*	English translation of Sale Agreement, dated July 8, 2009, between Pilagá S.R.L. and Galicia Warrants S.A.
10	.22*	English translation of Mortgage, dated July 8, 2009, between Pilagá S.R.L. and Galicia Warrants S.A.
10	.23*	English translation of Reserve Power Agreement, dated February 6, 2009, between Angélica Agroenergia Ltda. and Câmara de Comercialização de Energia Elétrica.

Number		Description

10	.24*	English translation of Energy Purchase Contract, dated January 19, 2009, between Usina Monte Alegre Ltda. and Cemig Geração e Transmissão S.A.
10	.25*	English translation of Energy Distribution Contract, dated June 3, 2008 between Angélica Agroenergia Ltda. and Empresa Energética do Mato Grosso do Sul.
10	.26*	English translation of First Amendment to Energy Distribution Contract, dated April 6, 2009 between Angélica Agroenergia Ltda. and Empresa Energética do Mato Grosso do Sul.
10	.27*	English translation of Second Amendment to Energy Distribution Contract, dated May 1, 2010 between Angélica Agroenergia Ltda. and Empresa Energética do Mato Grosso do Sul.
10	.28*	English translation of Joint Venture Contract, dated December 22, 2009 between Pilagá S.R.L. and COPRA S.A.
10	.29*	English translation of Sale Agreement for cattle, dated December 14, 2009, between Adeco Agropecuaria S.A. and Quickfood S.A.
10	.30*	English translation of First Amendment to Sale Agreement for cattle, dated December 16, 2009, between Adeco Agropecuaria S.A. and Quickfood S.A.
10	.31*	English translation of Second Amendment to Sale Agreement for cattle, dated December 17, 2009, between Adeco Agropecuaria S.A. and Quickfood S.A.
10	.32*	English translation of Stock Purchase Agreement, dated August 23, 2010, between Kadesh Hispania, S.L., Leterton España, S.L. and Dinaluca S.A.
10	.33*	Form of Registration Rights Agreement between Adecoagro S.A. and certain shareholders.
10	.34**	Adecoagro/IFH 2004 Stock Incentive Option Plan
10	.35**	Adecoagro/IFH 2007/2008 Equity Incentive Plan
10	.36*	Adecoagro S.A. Restricted Share Plan
10	.37*	Fifth Amendment Offer to Loan Agreement, dated November 8, 2010, between Adeco Agropecuaria S.A., Pilagá S.R.L. and Inter-American Development Bank
10	.38*	Second Amendment to Export Prepayment Financing Agreement, dated December 14, 2010, between Angélica Agroenergia Ltda. and a syndicate of banks.
10	.39*	English translation of Third Amendment to Financing Agreement BNDES Repasse, dated December 14, 2010, between Angélica Agroenergia Ltda. and a syndicate of banks.
10	.40*	English translation of First Amendment to Credit Facility, dated December 18, 2010, between Angélica Agroenergia Ltda. and Banco do Brasil S.A.
10	.41*	Stock Subscription Agreement, dated January 6, 2011, between Adecoagro S.A. and Al Gharrafa Investment Company
10	.42*	English translation of Promise to Sell, dated December 21, 2010, between Kelizer S.C.A. and Las Mesetas S.A.
21	.1*	Subsidiaries of Adecoagro S.A.
23	.1***	Consent of PriceWaterhouse & Co. S.R.L.
23	.2***	Consent of Estudio Supertino S.RL.
23.3		Consent of Elvinger, Hoss & Prussen (contained in Exhibit 5.1)
23	.4***	Consent of Cushman & Wakefield Argentina S.A.
23	.5*	Consent of Milbank, Tweed, Hadley & McCloy LLP (contained in Exhibit 8.1)
23	.6*	Consent of Elvinger, Hoss & Prussen (contained in Exhibit 8.2)
24	.1*	Powers of Attorney

*	Previously filed as an exhibit to the Company’s registration statement on Form F-1 (File No. 333-171683) filed with the Securities and Exchange Commission on January 13, 2011 and incorporated by reference herein.

**	Previously filed as an exhibit to the Company’s Amendment No. 1 to the registration statement on Form F-1 (File No. 333-171683) filed with the Securities and Exchange Commission on January 25, 2011 and incorporated by reference herein.

***	Previously filed as an exhibit to the Company’s Amendment No. 3 to the registration statement on Form F-1 (File No. 333-171683) filed with the Securities and Exchange Commission on January 28, 2011 and incorporated by reference herein.